EXHIBIT 5.1

[BLANK ROME LLP LETTERHEAD]

June 6, 2006
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
Attention: Mark A. Hershey, Senior Vice President,
General Counsel and Secretary
Ladies and Gentlemen:
     We have acted as counsel to IKON Office Solutions, Inc. (the “Company”) in connection with the Company’s Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 20,221,473 shares of common stock, no par value (the “Common Stock”), by the Company pursuant to the IKON Office Solutions, Inc. Omnibus Equity Compensation Plan (the “2006 Omnibus Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
     In rendering this opinion, we have examined only the following documents: (i) the Company’s Amended and Restated Articles of Incorporation, as amended, and the Company’s Code of Regulations; (ii) resolutions adopted by the Board of Directors of the Company; (iii) the Registration Statement; and (iv) the 2006 Omnibus Plan. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. In rendering this opinion we have assumed that 130,540,444 shares of the Company’s Common Stock are outstanding and that the shares reserved for issuance continue to be available. This opinion is limited to the laws of the State of Ohio.
     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement and the 2006 Omnibus Plan, when sold in the manner and for the consideration contemplated by the Registration Statement and the 2006 Omnibus Plan, will be legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.
Sincerely,
/s/ Blank Rome LLP
BLANK ROME LLP